                                                                  Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference to our firm under the caption "Experts" in the registration Statement (Form S-3 No. 333-00000) and related Prospectus of NCO Group, Inc. for the registration of $125,000,000 principal amount of its 4.75% Convertible Subordinated Notes due 2006 and 3,797,084 shares of its common stock into which the notes are convertable and to the incorporation by reference therein of our report dated February 13, 2001, with respect to the consolidated financial statements and schedule of NCO Group, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.





                                                       /s/ Ernst & Young LLP


Philadelphia, PA
May 23, 2001